EXHIBIT 10.6
Consulting Agreement
Recitals

CONSULTING AGREEMENT entered into this 5th day of August 2009, by and between Seafarer Exploration Corp. (the "Company"), and Shane Ivancoe ("Consultant").

WHEREAS, the Company desires to hire the consulting services of Consultant in the areas of Business Development. Mergers and Acquisitions and Business Strategy for the Company (the "Services") in connection the Company's business.

WHEREAS, in consideration for the Services. the Company shall issue its common stock upon the terms and conditions hereinafter set forth.

NOW, THEREFORE. for valuable consideration, the receipt and sufficiency of which are hereby acknowledged. the parties hereto agree as follows:

1.       Provision of Services
Duties of Consultant, The Consultant will provide such services and advice to the Company so as to advise the Company in business development, mergers and acquisitions, business strategy and specifically for analysis of the treasure industry. Without limiting the generality of the foregoing, Consultant will assist the Company in developing. studying and evaluating acquisition proposals. prepare reports and studies thereon when advisable. Consultant will also assist the Company in evaluating the treasure industry and web sites. Nothing contained herein constitutes a commitment on the part of the Consultant to find an acquisition target for the Company or, it such target is found, that any transaction will be completed. This Agreement is not a contract for listing services, and nothing in this Agreement will require the Consultant to negotiate on behalf of the Company with corporations that are involved with listings or making a market in corporate securities in the OTC markets. Consultant would undertake such services under the direction of Kyle Kennedy. Company President.

1.1 Duties Expressly Excluded. This Agreement expressly excludes the Consultant from providing public relation services to the Company inclusive of but not limited to (i ) direct or indirect promotion of the Company's securities: (ii) assistance in making of a market in the Company's securities. The Consultant shall not have the power of authority to hind the Company to any transaction without the Company's prior written consent.

2.        Issuance of Stock
The Company shall compensate the Consultant 400,000 shares of Company's Common Stock considered earned upon execution of the Agreement. and 200.000 shares payable upon satisfactory work in 31 days from execution of the Agreement and 200,000 shares payable upon satisfactory work in 61 days from execution of the Agreement.

3.       Property
All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall he deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark. both domestic and foreign. in connection with the Products.

4.       Confidential Information
The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing. "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by the Company andior Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) after the time, if any, that such information becomes generally available to the pUblic without any breach by Consultant; (3) was already in Consultant's possession at the time of disclosure to Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Services; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use.

Using no less effort than the Consultant would use to maintain the confidentiality of his own confidential and proprietary information, the Consultant shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company. any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement. or pursuant to requirements of law or court order.

5.       Severability
In the event that any one or more provisions herein shall for any reason be held to be invalid. illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof

6.       Independent Contractor
Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7.       No Assignment
Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person withotit the express written consent of the Company.

8.      Miscellaneous
This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may he amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

/s/  Shane Ivancoe
Name: Shane Ivancoe

COMPANY:

/s/ Kyle Kennedy
Kyle Kennedy
President
Seafarer Exploration Corp.